EXHIBIT 12.1

                          PARENT GROUP

                COMPUTATION OF RATIO OF INCOME TO
      COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                           (unaudited)

                   (In millions except ratio)



                                                           Three
                                                          Months
                                                           Ended
                                                         April 4,
                                                           1998
Fixed charges:
  Interest expense                                         $ 36
  Distributions on preferred securities of subsidiary         6
trust, net of income taxes
  Estimated interest portion of rents                         5

    Total fixed charges                                    $ 47



Income:
  Income before income taxes and distributions on          $239
preferred
    securities of subsidiary trust
  Add back Finance Group dividends greater than Finance       8
Group pre-tax income
  Fixed charges (1)                                          41

    Adjusted income                                        $288



Ratio of income to fixed charges                          6.13



(1)Adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.